Exhibit 4.2
SUPPLEMENTAL INDENTURE
     SUPPLEMENTAL INDENTURE, dated as of April 7, 2006, among Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).
     WHEREAS, the Company has duly issued its 9-7/8% Senior Subordinated Notes due 2007 in the aggregate principal amount of $299,764,000 (the “Notes”) pursuant to an Indenture dated as of December 16, 1998, between the Company and the Trustee (as amended or supplemented, the “Indenture”), and the Notes are outstanding on the date hereof;
     WHEREAS, the Company solicited, and received, consents (the “Initial Consent Solicitation”) upon the terms and subject to the conditions set forth in the Company’s Consent Solicitation Statement dated November 15, 2004 and the accompanying Letter of Consent, from Holders representing at least a majority in aggregate principal amount of the outstanding Notes to certain waivers of Defaults and amendments to the Indenture described therein;
     WHEREAS, pursuant to the Initial Consent Solicitation and Sections 5.13 and 10.19 of the Indenture, Holders representing at least a majority in aggregate principal amount of the outstanding Notes waived certain Defaults under and prospective compliance with Sections 7.4, 10.17 and 10.18(b) of the Indenture through the Waiver Expiration Date;
     WHEREAS, Section 9.2 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending, modifying or changing the Indenture or the Notes;
     WHEREAS, to waive compliance with Section 7.4 of the Indenture through the Waiver Expiration Date, the Company and the Trustee entered into an indenture supplemental to the Indenture on December 7, 2004 in accordance with Section 9.2 of the Indenture;
     WHEREAS, the Company has also solicited, and has received, consents (the “Second Consent Solicitation”) upon the terms and subject to the conditions set forth in the Consent Agreements from Holders representing at least a majority in aggregate principal amount of the outstanding Notes to obtain an extension of certain waivers of Defaults received in the Initial Consent Solicitation and amendments to the Indenture described therein;
     WHEREAS, pursuant to the Second Consent Solicitation and Sections 5.13 and 10.19 of the Indenture, Holders representing at least a majority in aggregate principal amount of the outstanding Notes agreed to an extension of the waivers received in the Initial Consent Solicitation with respect to certain Defaults under and prospective compliance with Sections 7.4, 10.17 and 10.18(b) of the Indenture through the New Waiver Expiration Date;
     WHEREAS, to extend the waiver of compliance with Section 7.4 of the Indenture through the New Waiver Expiration Date, the Company and the Trustee entered into an indenture supplemental to the Indenture in accordance with Section 9.2 of the Indenture;

     WHEREAS, the Company has also solicited, and has received, consents (the “Third Consent Solicitation”) upon the terms and subject to the conditions set forth in the Third Consent Solicitation Materials (as defined below), from Holders representing at least a majority in aggregate principal amount of the outstanding Notes to obtain certain waivers of Defaults and amendments to the Indenture described therein;
     WHEREAS, pursuant to the Third Consent Solicitation and Sections 5.13 and 10.20 of the Indenture, Holders representing at least a majority in aggregate principal amount of the outstanding Notes have agreed to waive certain Defaults under and prospective compliance with Sections 7.4, 10.17 and 10.18(b) of the Indenture through the applicable Third Consent Solicitation Waiver Expiration Date (as defined below);
     WHEREAS, to extend the waiver of compliance with Section 7.4 of the Indenture through the applicable Third Consent Solicitation Waiver Expiration Date, the Indenture requires the Company and the Trustee to enter into an indenture supplemental to the Indenture in accordance with Section 9.2 of the Indenture; and
     WHEREAS, Section 9.4 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;
     NOW, THEREFORE, the parties hereto agree as follows:
     SECTION 1. ACKNOWLEDGEMENTS. (a) The Trustee acknowledges that the Holders representing at least a majority in aggregate principal amount of the outstanding Notes have waived through the applicable Third Consent Solicitation Waiver Expiration Date the Company’s obligation to file with the SEC and furnish to Holders of Notes and the Trustee the Prior Information as required by Sections 7.4, 10.17 and 10.18(b) of the Indenture in accordance with and subject to the terms and conditions set forth in the Third Consent Solicitation Materials.
     (b) Subject to the terms and conditions set forth in the Third Consent Solicitation Materials, the Trustee acknowledges that pursuant to Section 5.13 of the Indenture by reason of such waiver referenced in paragraph (a) above, any past Default or any Event of Default arising therefrom and their respective consequences shall cease to exist through the applicable Third Consent Solicitation Waiver Expiration Date.
     SECTION 2. DEFINITIONS. Capitalized terms not defined herein shall have the meanings given to such terms in the Indenture or any supplemental indenture related thereto.
     SECTION 3. AMENDMENT TO SECTION 1.1. The following defined terms are hereby inserted into Section 1.1 of the Indenture in their respective correct alphabetical order. To the extent the defined terms are already included in the Indenture, such terms are replaced in their entirety by the defined terms set forth below.
     “Additional Consent Fee” means: (i) with respect to the Initial Consent Solicitation, a payment in cash to Consenting Holders equal to $2.50 per $1,000 in principal amount of Notes with respect to which consents were received and not revoked in accordance with the terms of the Company’s Consent Solicitation Statement dated November 15, 2004 and the related Letter of Consent; and (ii) with respect to the Third Consent Solicitation, at the election of the

Consenting Holders, either: (x) $3.33 in cash; or (y) 1.4815 shares of the Company’s Common Stock, par value $0.01 per share, in each case per $1,000 in principal amount of Notes with respect to which consents were received and not revoked in accordance with the terms and conditions set forth in the Third Consent Solicitation Materials.
     “Consenting Holders” means: (i) with respect to the Initial Consent Solicitation, the Persons in whose names Notes were registered in the Notes Register on November 18, 2004 from whom properly executed, unrevoked Letters of Consent were received on or prior to December 7, 2004 in accordance with the terms of the Company’s Consent Solicitation Statement dated November 15, 2004 and the related Letter of Consent; and (ii) with respect to the Third Consent Solicitation, the Persons in whose names the Notes were registered in the Notes Register on March 20, 2006 from whom properly executed, unrevoked Letters of Consent were received on or prior to April 7, 2006 in accordance with the Third Consent Solicitation Materials.
     “Prior Information” means annual reports, quarterly reports and other documents which the Company was required to file with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act and furnish to Holders of Notes and the Trustee and which have not been so filed or furnished as of the date hereof.
     “Third Consent Solicitation Materials” means the Company’s Consent Solicitation Statement dated March 27, 2006 and the related Letter of Consent, as amended and supplemented through the date hereof.
     “Third Consent Solicitation Waiver Expiration Date” shall mean, as applicable: (i) 5:00 p.m., New York City time, on July 10, 2006, with respect to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and (ii) 5:00 p.m., New York City time, on September 11, 2006, with respect to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006; provided, however, such expiration relating to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 may be extended to 5:00 pm., New York City time, on October 11, 2006 in the event the Company pays the Additional Consent Fee on the terms and conditions set forth in the Third Consent Solicitation Materials.
     SECTION 4. AMENDMENT TO SECTION 7.4. Section 7.4 of the Indenture is hereby amended by inserting the following at the end of the last paragraph:
     “Notwithstanding any of the foregoing, and subject to the terms and conditions set forth in the Third Consent Solicitation Materials, the Company shall not be required to comply with this Section 7.4 during the period beginning on the date hereof and ending on the applicable Third Consent Solicitation Waiver Expiration Date.”
     SECTION 5. MISCELLANEOUS.
         Section 5.1. New York Law to Govern. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

         Section 5.2. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
         Section 5.3. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
         Section 5.4. Trustee Disclaimer. The Trustee has accepted the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, (c) the due execution hereof by the Company, (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters and (e) the validity or sufficiency of the solicitation or the consent solicitation materials or procedure in connection therewith.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

BALLY TOTAL FITNESS HOLDING CORPORATION
By:	/s/ Marc D. Bassewitz
	Name:	Marc D. Bassewitz
	Title:	Senior Vice President and General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

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